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                                                                    Exhibit 99.1

                                      G&L
                                      ---
                                  REALTY CORP.
                                      NEWS

RELEASE:                                      CONTACT:
Immediate                                     David Hamer 310-273-9930
                                              E-mail:dhamer@glrealty.com

         G&L REALTY CORP. ANNOUNCES AMENDED PROPOSAL BY  WEISMAN GROUP
         -------------------------------------------------------------


BEVERLY HILLS, California, July 31, 2001. G&L Realty Corp. (NYSE: GLR) announced that the special committee of its board of directors has received an amended proposal from Lyle Weisman and certain of his associates (the "Weisman Group") to acquire the outstanding common stock of the Company.

In the amended proposal, the Weisman Group reaffirmed its desire to acquire all, but not less than 50.1%, of the Company's common stock. The amended proposal:
(i) increased the proposed cash purchase price per share to $16.35 per share, subject to satisfactory completion of customary corporate and legal due diligence, or $15.35 per share without a contingency for due diligence; (ii) conditions the amended proposal on the negotiation and execution of a definitive acquisition agreement and the termination of the agreement and plan of merger dated as of May 10, 2001 between the Company and a company owned by Daniel M. Gottlieb and Steven D. Lebowitz; (iii) offered to deliver a deposit of $750,000 to counsel for the special committee if the Company accepts the amended proposal, and to increase the deposit by an additional $400,000 upon execution of a definitive acquisition agreement, provided that the deposit is to be refunded if the transaction is unable to close prior to October 30, 2001, for any reason other than a breach of the acquisition agreement by the Weisman Group; and (iv) extends the expiration date of the proposal to 6:00 p.m., Pacific time, on Tuesday, August 7, 2001.

Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "anticipate," "contemplate" and "intend." These statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the proposed transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the proposed transactions

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described in this press release, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing and governmental policies and regulations as well as delays in obtaining approvals from stockholders, governmental authorities and other third parties.

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                               G&L Realty Corp.
                            Corporate Headquarters:
           439 North Bedford Drive, Beverly Hills, California 90210
                      Tel: 310-273-9930 Fax: 310-248-2222